Exhibit 99.1

PROLONG INTERNATIONAL CORPORATION

CONTACT:

Prolong International Corporation

Thomas C. Billstein, 949-587-2700 (Investor Relations)

For Immediate Release

PROLONG REPORTS THIRD QUARTER 2004 RESULTS

— Provides Update on New Product Plans —

Irvine, CA., November 15, 2004 – Prolong International Corporation (AMEX: PRL), (http://www.prolong.com), a technology driven consumer products holding company and parent of Prolong Super Lubricants, Inc., manufacturer and marketer of patented consumer automotive, commercial/industrial and household products, announced today financial results for the third quarter ended September 30, 2004.

The Company reported a net loss of $1,005,000 or $(0.03) per diluted share on net sales of $1.95 million compared to a net loss of $402,000 or $(0.01) per diluted share, on net sales of $2.22 million in the same period a year ago. The net loss for the third quarter included a $316,000 non-cash expense related to increasing the reserve against the Company’s deferred tax asset. The net loss for the third quarter ended September 30, 2003 included a $490,000 non-cash expense related to increasing the reserve against the Company’s deferred tax asset.

Gross profit was $1.22 million, or 62.7% of net sales, compared to $1.45 million, or 65.4% of net sales in the third quarter of 2003. The decrease in gross margins was attributable mainly to a shift in product mix. Selling and marketing expenses for the quarter were $1,168,000, or 59.8% of net sales, compared to $825,000, or 37.1% of net sales, for the comparable period a year ago. General and administrative expenses were $683,000, or 35.0% of net sales, compared to 632,000 or 28.4% of net sales, for the comparable period a year ago.

For the nine months ended September 30, 2004, the Company reported a net loss of $2,123,000, including a $429,000 non-cash expense related to increasing the tax asset reserve account and a $200,000 non-cash expense related to an impairment charge against intangible assets, or $(0.07) per diluted share, on sales of $6.55 million, compared to a net loss of $1,168,000, or $(0.04) per diluted share, on sales of $6.45 million for the same period in 2003. The net loss for the period ended September 30, 2003 included a $790,000 non-cash expense related to increasing the reserve against the Company’s deferred tax asset. Net revenues increased by $110,000 in the first nine months of 2004 as compared to the same period in 2003.

Elton Alderman, the Company’s President and CEO said, “The Company’s hard work this year to expand available markets for the Prolong product line is beginning to payoff. Commercial and industrial customers that require time to test and verify lubricant results are starting to show good evidence of product use and acceptance. For example, a number of the Prolong products have recently received approval for use in a major automotive manufacturer’s parts supplier’s plants, which also qualifies them for safe use in the automobile manufacturer’s plants throughout the country. In the area of international distribution, we continue to add new countries to our portfolio, which creates additional revenue opportunities.”

Mr. Alderman continued by saying, “We are striving to capitalize on our technology. The diversification of our product line into products that deliver the Prolong package of benefits is the key to the future growth of the Company. The big story at the Company at the moment is the introduction of Prolong Motor Oil with its new catchphrase “The World’s Most Powerful Motor Oil™”. The Company’s exciting new motor oil line contains the patented AFMT+ concentrate that provides it with its exceptional performance qualities. The new motor oil line is also supported by another excellent product named “Prolong Super Heavy Duty Oil Stabilizer”. These new products are expected to begin shipping to customers in early 2005. We are working very hard to sign new customers that will place orders and hopefully increase revenue in 2005. We are also working very hard to sign new national accounts so that we can increase our retail distribution to consumers throughout the country. The fourth quarter, which is historically the slowest revenue period of the year, will have the additional expense of developing and rolling out new products, as well as attending major trade shows. We will also continue to support the Prolong brand name with our new half-hour, direct response television show, “The Prolong Xtreme Machine Challenge”.

Prolong International Corporation, a consumer products holding company headquartered in Irvine, California, through its operating subsidiaries, manufactures markets and distributes a complete line of patented lubricant and proprietary automotive, commercial/industrial and household products. The Company’s products are marketed and sold under the brand name Prolong Super Lubricants® and are used in consumer, automotive and industrial applications. Prolong products are sold throughout the United States at major chain stores and auto retailers and in international markets. More information about Prolong International Corporation and its products can be obtained at http://www.prolong.com.

Forward-Looking Statements

Certain statements in this news release that relate to financial results, projections, future plans, events, or performance, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended and involve significant risks and uncertainties, including, but not limited to, the following: competition, cost of components, product concentration and risk of declining selling prices. The words “estimate,” “project,” “potential,” “intended,” “expect,” “anticipate,” “believe” and similar expressions or words are intended to identify forward-looking statements. The Company’s actual results could differ materially from those anticipated in such forward-looking statements as a result of a number of factors and conditions. These risks and uncertainties, and certain other related factors, are discussed in the Company’s Form 10-K, Form 10-Q and Form 10-QSB and other filings with the Securities and Exchange Commission. These forward-looking statements are made as of the date of this release and the Company assumes no obligation to update such forward-looking statements.

PROLONG INTERNATIONAL CORPORATION

Consolidated Condensed Statements of Operations

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004 (unaudited)	2003 (As Restated) (unaudited)	2004 (unaudited)	2003 (As Restated) (unaudited)

Net sales	$1,951,585	$2,223,794	$6,555,228	$6,445,707
Cost of sales	728,689	769,836	2,313,282	2,247,007

Gross profit	1,222,896	1,453,958	4,241,946	4,198,700

Selling and marketing expenses	1,168,086	824,717	3,290,090	2,639,377
General and administrative expenses	683,340	632,431	2,272,996	2,003,016
Impairment charge	—	—	200,000	—
Other (expenses) income, net	(60,478)	91,414	(172,865)	64,994

(Loss) income before provision for income taxes	(689,008)	88,224	(1,694,005)	(378,699)
Provision for income taxes	316,000	490,000	429,000	790,000

Net (loss)	$(1,005,008)	$(401,776)	$(2,123,005)	$(1,168,699)

Net (loss) per common share:
Basic	$(0.03)	$(0.01)	$(0.07)	$(0.04)

Diluted	$(0.03)	$(0.01)	$(0.07)	$(0.04)

Weighted average common shares:
Basic shares outstanding	29,900,848	29,789,598	29,875,597	29,789,598

Diluted shares outstanding	29,900,848	29,789,598	29,875,597	29,789,598

Consolidated Condensed Balance Sheets

	September 30, 2004 (unaudited)	December 31, 2003 audited

Assets:
Cash and cash equivalents	$81,478	$1,700,666
Accounts receivable, net	1,280,683	1,019,052
Inventories, net	690,013	604,498
Other current assets	995,013	855,148

Total current assets	3,047,187	4,179,364

Property and equipment, net	165,267	234,768
Trademarks and intangible assets	2,800,000	3,000,000
Goodwill	2,523,302	2,523,302
Other assets	1,116,769	1,649,884

Total assets	$9,652,525	$11,587,318

Liabilities and stockholders’ equity:
Accounts payable	$1,203,446	$826,475
Accrued expenses and other current liabilities	1,547,776	1,911,017
Line of credit	814,290	737,564

Total current liabilities	3,565,512	3,475,056

Deferred gain, noncurrent	273,167	437,066
Notes payable, noncurrent	1,911,828	1,756,998

Total stockholders’ equity	3,902,018	5,918,198

Total liabilities and stockholders’ equity	$9,652,525	$11,587,318